Exhibit 99.1

Trovagene Announces Manufacturing Agreement with NerPharMa for Supply of PCM-075 for AML Trial

SAN DIEGO, CA — June 29, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced it has executed a supplier agreement with NerPharMa, S.r.l., a pharmaceutical manufacturing company and a subsidiary of Nerviano Medical Sciences S.r.l., in Milan, Italy, to manufacture drug product for PCM-075. The agreement covers the clinical and commercial supply of PCM-075 for Trovagene, and includes both Active Pharmaceutical Ingredients (API) and GMP (Good Manufacturing Process) production of capsules.

NerPharMa has previously supplied drug product for PCM-075 in a completed phase 1 study conducted by Nerviano Medical Sciences.  NerPharMa has an established manufacturing process scaled for producing PCM-075 for future clinical studies and commercial use.  Under the terms of the agreement, Trovagene directs NerPharMa to produce GMP-grade PCM-075 drug substance for use in Trovagene’s Phase 1b/2 clinical program and for other related clinical and commercial activities. Trovagene is developing PCM-075, a polo-like kinase 1 (PLK1) inhibitor, and plans to initiate a Phase 1b/2 clinical trial in patients with acute myeloid leukemia (AML).

“This contract represents a significant step forward for the development of PCM-075,” said Bill Welch, Chief Executive Officer of Trovagene. “We are excited to have a manufacturer of NerPharMa’s caliber and experience producing GMP supply of PCM-075 bulk product and finished capsules. The availability of validated API and the ability to immediately initiate capsule production enables a cost-effective and accelerated start-up of our Phase 1b/2 clinical program.”

NerPharMa’s GMP manufacturing facility is approved by both the Italian Medicines Agency (AIFA), the national authority responsible for drug regulation in Italy, and the U.S. Food and Drug Administration (FDA) for the production of PCM-075.

“We are pleased to be working with Trovagene to manufacture and provide finished product for their investigational and commercial needs,” said Angelo Colombo, CEO of NerPharMa.

About PCM-075

PCM-075 is a highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in several different hematologic malignancies, as well as solid tumors such as breast, prostate, ovarian, lung, gastric and colon cancers. PCM-075 is orally bioavailable and has been explored in an initial Phase 1, open-label, dose-escalation safety study in patients with advanced metastatic solid tumor

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cancers. In this study, PCM-075 demonstrated an acceptable safety profile, as well as anti-tumor activity. Trovagene plans to initiate clinical trials of PCM-075 in AML, since it has significant advantages over prior PLK1 inhibitors evaluated in this indication, including a higher selectivity, greater potency, oral bioavailability and shorter half-life.

About Nerviano Medical Sciences (NMS)

Nerviano Medical Sciences, part of the NMS Group, is the largest pharmaceutical research and development facility in Italy and one of the largest oncology-focused, integrated discovery and development companies in Europe.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com